Exhibit 99.6

Consent of Person Named

as About to Become a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 of Dendreon Corporation (the “Company”) as a person who will become a director of the Company upon consummation of the transactions contemplated therein and to the filing of this consent as an exhibit herein.

May 7, 2003

/s/ Susan B. Bayh
Susan B. Bayh